EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR OUTSTANDING UNITS OF INTERESTS AT THIS TIME,
PLEASE DISREGARD THIS NOTICE.  THIS IS SOLELY NOTIFICATION OF THE MASTER FUND’S
TENDER OFFER.

January 27, 2012

Dear ASGI Mesirow Insight Fund, LLC Member:

           We are writing to inform you of important dates relating to a tender offer by ASGI Mesirow Insight Fund, LLC (the “Master Fund”), formerly known as Wells Fargo Multi-Strategy 100 Master Fund I, LLC.  If you are not interested in having the Master Fund repurchase your outstanding units of interest or a portion of your interest in the Master Fund (“Interest”) as of March 31, 2012, please disregard this notice and take no action.

           The tender offer period begins on January 27, 2012 and will end at 12:00 midnight, Eastern Time, on February 27, 2012, at which point the Offer will expire.  The purpose of the tender offer is to provide liquidity to Members of the Master Fund that hold Interests.  Interests may be presented to the Master Fund for purchase only by tendering them during one of the Master Fund’s announced tender offers.

           Should you wish to tender your Interest or a portion of your Interest for purchase by the Master Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”) no later than February 27, 2012.  If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED AS OF MARCH 31, 2012.

           If you would like to tender your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal to ASGI Mesirow Insight Fund, LLC, c/o Alternative Strategies Group, Inc. at P.O. Box 9804, Providence, RI 02940-9814, Attention: Tender Offer Administrator; or (ii) fax it to BNY Mellon at (508) 599-7836, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Time, on February 27, 2012.

           If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call the Tender Offer Administrator at BNY Mellon at (800) 305-0816.

Sincerely,

ASGI Mesirow Insight Fund, LLC